UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2025

VIVAKOR, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-41286	26-2178141
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

5220 Spring Valley Rd., Ste. 500

Dallas, TX 75254

(Address of principal executive offices)

(469) 480-7175

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	VIVK	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Agreement.

On November 25, 2025, the Company entered into a Debt Satisfaction and Preferred Stock Amendment Agreement (the “Series A Preferred Agreement”), under which the holders of the Company’s Series A Preferred Stock agreed to forgo their rights to the Series A Preferred Stock 6% annual dividend from April 30, 2026 to April 29, 2027 in exchange for the Company agreeing to amend the Series A Preferred Stock Certificate of Designation to add voting rights to the rights and preferences of the Series A Preferred Stock. In addition, James Ballengee, the Company’s Chief Executive Officer and a member of the Board of Directors, agreed to extinguish the $569,589.04 he is owed under a convertible promissory note as part of the Series A Preferred Agreement. As a result of the Series A Preferred Agreement, the holders of the Series A Preferred own approximately 96,731,000 votes on any matters properly presented to the Company’s shareholders, which equated to approximately 35% of the Company’s outstanding votes as of the date of the Series A Preferred Agreement. At the Company’s 2025 Annual Meeting of Stockholders held September 11, 2025, a majority of the Company’s stockholders approved a conversion of the Preferred Stock into Common Stock that exceeds 19.99% of the Company’s outstanding common stock if the Company’s Board of Directors and executive management elected to convert the Preferred Stock.

Item 1.01 of this Current Report on Form 8-K contains only a brief description of the material terms of the Series A Preferred Agreement and does not purport to be a complete description of the rights and obligations of the parties to the Series A Preferred Agreement, and such description is qualified in its entirety by reference to the full text of the Series A Preferred Agreement, a copy of which is filed herewith as Exhibit 10.1.

Item 3.02	Unregistered Sales of Equity Securities.

On November 26, 2025, we issued an aggregate of 3,616,310 shares of our restricted common stock for dividends owed on our Series A Preferred Stock for July 31, 2025 and October 31, 2025 to the holders of our Series A Preferred Stock. Of those shares, an aggregate of 1,889,590 shares were issued to Jorgan Development, LLC and JBAH Holdings, LLC, entities controlled by James Ballengee, our Chief Executive Officer, or their assignees. The issuance of the foregoing securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act promulgated thereunder as the holders sophisticated investors and familiar with our operations.

On November 26, 2025, we issued 1,557,808 shares of our restricted common stock to a consultant under the terms of a Consulting Agreement. The issuance of the foregoing securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act promulgated thereunder as the holders sophisticated investors and familiar with our operations.

On November 26, 2025, we issued 82,500 shares of our restricted common stock to an investor as inducement shares under a previously disclosed Securities Purchase Agreement. The issuance of the foregoing securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act promulgated thereunder as the holders sophisticated investors and familiar with our operations.

Item 3.03	Material Modification to Rights of Security Holders.

As disclosed in Item 1.01 above, the Company filed an Amended and Restated Certificate of Designation for its Series A Preferred Stock to add voting rights to the rights and preferences of the Series A Preferred Stock. As a result of the amendment, the holders of the Series A Preferred own 96,731,000 votes on any matters properly presented to the Company’s shareholders, which equated to approximately 35% of the Company’s outstanding votes as of the date of the Series A Preferred Agreement. A copy of the Company’s Amended and Restated Certificate of Designation for its Series A Convertible Preferred Stock is attached hereto as Exhibit 3.1.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Exhibit
3.1	Amended and Restated Series A Convertible Preferred Stock Certificate of Designation
10.1	Debt Satisfaction and Preferred Stock Amendment Agreement
104	Cover Page Interactive Data File (formatted as Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVAKOR, INC.

Dated: November 28, 2025	By:	/s/ James Ballengee
		Name:	James Ballengee
		Title:	Chairman, President, and CEO

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